Exhibit 10.1

EMPLOYMENT AGREEMENT
The Employment Agreement between Akumin Inc. (the “Company”) and Riadh Zine dated November 15, 2017 is hereby amended and restated as of August 9, 2022 (the “Effective Date”).
RECITALS:
WHEREAS the Company desires to continue employing you, and you desire to continue to be employed by the Company, in accordance with the terms and conditions contained in this Amended and Restated Employment Agreement (the “Agreement”);
AND WHEREAS you have been employed by the Company since October 1, 2014;
AND WHEREAS the Company is only willing to enter into this Agreement on the basis that you observe the restrictive covenants set out herein, which have been negotiated in good faith and which you acknowledge as being reasonable given the nature of your position pursuant to this Agreement.
NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:
ARTICLE 1
EMPLOYMENT
Section 1.1    Definitions
Unless otherwise defined herein, capitalized terms have the meaning set out in Appendix “A” attached to this Agreement.
Section 1.2    Employment
The Company hereby acknowledges your position of Chief Executive Officer & Chairman of the Board (collectively, the “CEO”) on the terms and conditions contained herein. You shall report to the Board of Directors of the Company (the “Board”).
Section 1.3    Base Salary, Annual Bonus and Incentive Compensation
(1)    As of the Effective Date, you shall be paid $850,000.00 per annum less all required deductions, remittances and withholdings subject to any increases from time to time at the sole discretion of the Board (the “Base Salary”). You will be paid in accordance with the Company’s regular payroll procedures.
(2)    The Board may in its sole discretion grant an annual bonus to you (the “Annual Bonus”) on such conditions as it deems appropriate. You acknowledge that you have no expectation that in any calendar year there will be a guaranteed bonus and the amount of the bonus, if any, that you may be awarded may change from year to year, at the Board’s sole discretion.
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(3)    You shall be eligible to participate in the Company’s stock option plan (the “SOP”) and restricted stock unit plan (the “RSU Plan” and collectively with the SOP, the “Plans”), each at a level to be determined by the Board in its sole discretion, subject to the terms and conditions of the Plans. In order to receive a grant of options and restricted stock units (the “RSUs”) under the Plans, if any, you will be required to sign an agreement confirming you have read and agree to the terms and conditions contained in the Plans.
Section 1.4    Duties
You agree that during your employment, you will:
(a)    devote the required skill, time, experience and attention necessary to carry out the responsibilities consistent with the position of CEO;
(b)    comply with all applicable laws and consistently adhere to the operational rules, regulations, policies and guidelines as they are published from time to time by the Company; and
(c)    use your best efforts to promote the success of the business and act at all times in the best interests of the Company.
Section 1.5    Benefits
You will continue to be eligible to participate in the Company’s group benefit plan in effect from time to time in accordance with the terms of the formal plan documents, which may be amended from time to time, without prior notice. Subject to any applicable plan restrictions, the Company will pay, subject to applicable tax deductions and withholdings, any premiums associated any group benefit plan you choose to participate in.
Section 1.6    Vacation
You shall be entitled to receive paid time off in accordance with the Company vacation policy. The Company reserves the right to amend its vacation policy at any time.
Section 1.7    Expenses
Upon the submission of proper documentation, the Company shall reimburse you for all out-of-pocket expenses reasonably and properly incurred by you in connection with your duties hereunder provided such expenses are in accordance with the policies of the Company in effect from time to time and will include business-related expenses for cell phones and data plans as well as your membership in the Young Presidents’ Organization. Proper documentation includes, but is not limited to, statements, vouchers, receipts and any other documents the Company may require. You must submit any request for reimbursement, with the proper documentation, no later than 180 days following the date that such business expense occurred.
Section 1.8    Car Allowance
The Company shall pay you an automobile allowance of $800.00 per month (prorated for partial months of employment), less applicable deductions and withholdings. You shall be
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responsible for payment of all amounts attributable to the taxable benefit arising from the Company’s payments hereunder. For clarity, no additional payments will be provided as reimbursement for any automobile expenses incurred by you (i.e. gas, mileage or automobile insurance).
ARTICLE 2
TERMINATION
Section 2.1    Termination
(1)    By Resignation (including retirement) - If you voluntarily elect to terminate your employment with the Company, you agree to provide the Company with four (4) weeks written notice of your resignation or retirement (the “Resignation Notice Period”). In such event, the Company’s obligation shall be limited solely to the Accrued Benefits, as defined below.
(2)    By Disability - If this Agreement and your employment is terminated as a result of your Disability then the Company’s obligation shall be limited solely to providing you the Accrued Benefits. You may also elect to continue your benefits pursuant to COBRA to the extent you are eligible. You shall not be entitled to any other notice, payment in lieu of notice in respect of the termination of your employment.
(3)    By Death - This Agreement and your employment shall terminate immediately upon your death and the Company’s obligation shall be limited solely to providing you (by your estate or named beneficiary) the Accrued Benefits.
(4)    By the Company with Cause - The Company has the right, at any time and without notice, to terminate your employment under this Agreement for Cause. In the event that you are terminated for Cause, the Company’s obligation shall be limited solely to the Accrued Benefits.
(5)    By the Company without Cause - In the absence of Cause, the Company may, at its sole discretion and for any reason whatsoever, terminate your employment by providing you with:
(a)    any portion of the Base Salary that shall have been earned by you prior to the date of termination but not yet paid; and
(b)    any accrued but unpaid expenses required to be reimbursed under this Agreement; and
(c)    with respect to any Plans in which you are participating at the time of termination of your employment, any rights and benefits under each such Plan as determined in accordance with the terms, conditions, and limitations of the plan document and any separate agreement executed by you which may then be in effect (Section 2.1.5(a) through 2.1.5(c), collectively, the “Accrued Benefits”); and
(d)    continuation of all benefits pursuant to COBRA, to the extent you are eligible, at your sole expense; and
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(e)    A lump sum payment equal to two (2) years of Base Salary as of the date upon which you receive notice of termination of employment (the “Notice Period”); and
(f)    A lump sum payment representing the value of the Annual Bonus prorated to reflect the duration of the Notice Period in an amount equivalent to the average Annual Bonus paid to you in the previous two (2) fiscal years, if any.
Should your employment be terminated without Cause, you understand and agree that other than those entitlements contemplated in Section 2.1(5) herein, no further amounts will be payable to you whether pursuant to statute, common law or otherwise in respect of the termination of your employment without Cause. Except as provided herein, you will have no claim whatsoever against the Company or any associated or affiliated entity, or any of its or their officers, directors or employees for damages, wages, bonus, termination pay, severance pay, whether statutory or otherwise or pay in lieu of notice whether statutory or otherwise, arising out of your employment or the termination of your employment. This provision will continue to apply regardless of any change to your position in the future.
As a condition to receiving any payment pursuant to Section 2.1(5) herein that is in excess of your entitlements under applicable law you agree to execute and deliver a Full and Final Release in a form satisfactory to the Company.
(6)    By Change of Control - If you resign from your employment within the twelve (12) month period immediately following a Change of Control, you shall be provided with your entitlements under Section 2.1(5) herein. For the purposes of this Agreement “Change of Control” means:
(a)    any sale, reorganization, amalgamation, merger or other transaction as a result of which any person or group of persons acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or persons associated or affiliated with any such person or group, becomes the owner, legal or beneficial, directly or indirectly, of fifty (50%) percent or more of the shares of the Company or exercises control or direction over fifty (50%) percent or more of the shares of the Company (other than solely involving the Company and one or more of its affiliates); or
(b)    a sale, lease or other disposition of all or substantially all of the property or assets of the Company other than to an affiliate which assumes all of the obligations of the Company in respect of you including the assumption of this Agreement.
Section 2.2    Deliveries on Termination
Upon termination of this Agreement for any reason, you shall forthwith:
(a)    return to the Company all property and materials relating to the business and affairs of the Company including any Confidential Information and all copies and reproductions thereof in any form whatsoever received by you and with the Company’s consent delete same from all personal databases; and
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(b)    you shall be deemed to have immediately resigned from any position you may have as an officer, director or employee of the Company together with any other office, position or directorship which you may hold with the Company or any of the Company’s affiliates or related entities. In such event, you shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. You shall not be entitled to any payments in respect of such resignation.
Section 2.3    Date of Termination
For the purposes of this Agreement, “date of termination” shall mean the earlier of: (i) the date specified in the written notice of termination provided pursuant to Sections 2.1(2), 2.1(4) or 2.1(5); (ii) the end of the Resignation Notice Period; or (iii) your last day of actual and active employment. For greater certainty, no period of notice of termination, if any, or payment in lieu of notice that is given or ought to have been given pursuant to this Agreement or at law that follows or is in respect of a period after the last date of actual and active employment will be considered as extending your period of employment for purposes of determining your entitlement under this Agreement for the purposes of this or any other provision.
ARTICLE 3
EMPLOYEE’S COVENANTS
Section 3.1    Fiduciary Relationship
You acknowledge that you occupy a position which imposes upon you certain fiduciary obligations to the Company and you agree that you will comply with those obligations both during and following your employment.
Section 3.2    Company Property
You acknowledge that all materials of the Company relating to the business and affairs of the Company, including, without limitation, all Developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Company or by you in the course of your employment are for the benefit of the Company and are and shall remain the property of the Company.
Section 3.3    Confidentiality and Intellectual Property Rights
(1)    While employed by the Company and following the termination of your employment (for any reason) you shall not disclose to any Person, nor use for your or another Person’s benefit any Confidential Information, except as otherwise specifically authorized in writing by the Company or as reasonably required by you to carry out your duties during employment with the Company.
(2)    “Confidential Information” means all information owned, relating to, possessed or controlled by the Company including, without limitation, all information related to Developments, inventions, enhancements, financial, scientific, technical, manufacturing, procedures, products, programs, materials, process know-how and marketing, costing and pricing information and all names of or lists of and habits of customers and suppliers,
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trade secrets, howsoever received by you from, and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Company and/or its affiliates; provided, however, that the phrase “Confidential Information” shall not include information which:
(a)    was in the public domain prior to the date of receipt by you;
(b)    is properly within your legitimate possession prior to its disclosure hereunder, and without any obligation of confidence attaching thereto;
(c)    becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission on your part;
(d)    after disclosure, is lawfully received by you from another entity who is lawfully in possession of such Confidential Information and such other entity was not restricted from disclosing this information to you;
(e)    is approved, in writing, by the Company for disclosure prior to its actual disclosure; or
(f)    you are required by law to disclose, provided that, unless prohibited by law, you first notify the Company at the first reasonable opportunity that you are required to disclose such Confidential Information.
(3)    You acknowledge and agree that all right, title and interest in or to the Developments and all Intellectual Property in and to the Developments shall be owned exclusively by the Company. Without further compensation, you hereby irrevocably quit-claim and assign, and agree to assign to the Company, or any designee, your entire right, title and interest in and to the Developments and all Intellectual Property. You understand that this assignment is intended to, and does, extend to Developments currently in existence, in development, as well as Developments which have yet to be created.
(4)    You hereby irrevocably waive, in favor of the Company, its successors, assigns and nominees, all moral rights arising under Title 17 of the United States Code and pursuant to 17 U.S.C. § 201(b), as amended, (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that you may have now or in the future with respect to the Developments.
(5)    You shall promptly disclose Developments to the Company, and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after your employment) to establish and confirm title and ownership of Developments and all Intellectual Property (including, without limitation, assignments, consents, powers of attorney and other instruments). You agree to execute on demand, whether during your employment or after termination of employment, any applications, transfers, assignments or other documents as the Company may consider necessary for the purpose of either:
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(a)    Obtaining, maintaining, or vesting or assigning absolute title in any Developments and any Intellectual Property related thereto to the Company; or
(b)    applying for, prosecuting, obtaining or protecting any patent, copyright, industrial design or trade-mark registration or any other similar right pertaining to Developments and all Intellectual Property in any country. You further agree to cooperate and assist the Company in every way possible in the application for or prosecution of rights pertaining to such Intellectual Property.
(6)    In the event the Company is unable for any reason, after diligent effort including, but not limited to, providing a written notice, to secure your signature on any document needed in connection with the above-mentioned actions, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest to act for and on your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by you.
ARTICLE 4
NON-COMPETITION
Section 4.1    Non-Competition
You shall not, during your employment (including, for certainty, the Resignation Notice Period) and for a period of twelve (12) months following the date of termination of your employment, for any reason, on your own behalf or on behalf of any Person, without the prior written consent of the Company, whether directly or indirectly, in a same or similar capacity, alone, or through or in connection with any Person:
(a)    be employed by, carry on, or be engaged in any endeavor, activity, undertaking or business in all or part of the Territory which is competitive, in any way, with the Business; or
(b)    have any financial interest in or be otherwise commercially involved in any undertaking or business in all or part of the Territory which is competitive, in any way, with the Business.
Section 4.2    Exception
You will, however, not be in default under Section 4.1 by virtue of you holding, strictly for portfolio purposes and as a passive investor, no more than two percent (2%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate which is competitive, in any way, with the Business.
Section 4.3    Remedies
You recognize and expressly acknowledge that the Company would be subject to irreparable harm should any of the provisions of Article 4 be infringed, or should any of your
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obligations thereunder be breached by you, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.
ARTICLE 5
CONFLICTING OBLIGATIONS AND PRIVACY
Section 5.1    No Conflicting Obligations
In the performance of your duties for the Company, you shall not improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party and will not knowingly infringe the intellectual property rights of any third party.
You further acknowledge that you are not subject to any agreement with a third party that would restrict in any way your ability to carry out your duties hereunder.
Section 5.2    Privacy
The Company is subject to certain privacy laws that govern the collection, use and disclosure of employees’ personal information. As an employee, you will provide the Company with relevant personal information during the course of our working relationship. As an employer, the Company agrees to only collect, use, store and disclose that personal information to the extent required to establish and manage the employment relationship. You agree that the Company may collect, use, store and disclose your personal information in order to establish, maintain and administer the employment relationship including, but not limited to the following purposes:
(a)    to facilitate the provision of benefits provided under the Company’s benefit plans;
(b)    to address issues relating to your performance, promotion and compensation;
(c)    to carry out corporate action or to enforce corporate policies including those relating to the proper use of the electronic communications network; and
(d)    to comply with applicable laws or to take action that in the opinion of the Company is necessary given the Company’s business.
ARTICLE 6
GENERAL
Section 6.1    General
(1)    In the event that the minimum standards in applicable employment standards legislation, as it exists from time to time, are more favorable to you in any respect than a term or provision provided herein, the minimum standards of the applicable employment standards legislation will apply in respect of that term or provision.
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(2)    This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign this Agreement.
(3)    This Agreement constitutes the complete understanding between you and the Company with respect to your employment with the Company, and no statement, representation, warranty or covenant has been made by you or the Company with respect to this Agreement except as expressly set forth herein. For clarity, this Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto. This Agreement shall not be altered, modified, amended or terminated unless agreed to in writing by both you and the Company.
(4)    In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.
(5)    A waiver by you or the Company of any breach under this Agreement shall not constitute a waiver of any further breaches of this Agreement.
(6)    This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of the State of Florida applicable therein.
(7)    If notice is required to be given under this Agreement, such notice shall be in writing and delivered personally or sent by registered mail as follows:
If to the Company:
Akumin Inc.
8300 W Sunrise Blvd
Plantation, FL 33322
Attention: Chair, Compensation Committee
If to you:
Riadh Zine
c/o Akumin Inc.
8300 W Sunrise Blvd
Plantation, FL 33322
Email: riadh.zine@akumin.com
Or to such other addresses as you or the Company may, from time to time, advise.
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(8)    Notwithstanding the termination of this Agreement, you and the Company shall remain bound by the provisions of this Agreement, which by their nature continue to apply.
(9)    All amounts referred to herein are in United States Dollars (“USD”).
(10)    This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.
(11)    You acknowledge that the Company has recommended that you obtain independent legal advice with respect to the nature and consequences of entering into this Agreement. By signing and accepting this Agreement, you acknowledge that the Company has afforded you the opportunity to obtain independent legal advice in respect of this Agreement.
We are pleased to have you continue with the Company in this important role. To confirm your acceptance of the terms and conditions of this Agreement, please sign in the space indicated and return to the undersigned prior to the Effective Date.
AKUMIN INC.
/s/ Murray Lee
Authorized Signing Officer
AGREED TO AND ACCEPTED
/s/ Riadh Zine
Riadh Zine        Witness
August 9, 2022
Date

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APPENDIX “A”
DEFINITIONS
For the purposes of this Agreement:
(a)    “Business” means the business carried on by the Company, directly or indirectly, being the provision and management of outpatient medical services and operations, including medical imaging such as MRI, high-speed CT (CAT Scan), ultrasound, conventional X-ray, breast MR mammography, PET mammography and arthrography and radiation oncology services.
(b)    “Cause” shall mean (A) your willful failure to perform your duties with the Company; (B) your gross negligence or your willful engaging in misconduct materially injurious to the Company, or refusal to comply with any reasonable and lawful instruction of the Board within the scope of your duties hereunder; (C) your use of alcohol or drugs that interferes with the performance of your duties hereunder; (D) a good-faith and reasonable determination made by the Board that you committed a criminal act constituting, or if you are charged with, indicted of, convicted of or pleads nolo contendere to, any felony, or any crime involving any financial impropriety or which materially interferes with your ability to perform services for the Company, or is otherwise injurious to the Company; (E) your material violation of the written policies, rules, regulations, procedures or instructions (including, without limitation, policies on engaging in any discriminatory or sexually harassing behavior policies, or other policies of general applicability relating to the conduct of employees, directors, officers and/or consultants of the Company); or (F) your material breach of any material agreement between you and the Company.
(c)    “Developments” means any discovery, invention, design, improvement, concept, design, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, spreadsheets, theories, investment strategies, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and tangible embodiments relating to the foregoing, that:
(i)    result or derive from your employment with the Company or from your knowledge or use of Confidential Information;
(ii)    are conceived or made by you (individually or in collaboration with others) in the discharge of your duties hereunder;
(iii)    result from or derive from the use or application of the resources of the Company; or relate to the business operations of the Company or the actual or demonstrably anticipated research and development by the Company.
(d)    “Disability” shall mean your inability to substantially fulfil your duties on behalf of the Company for a continuous period of six (6) months or more or for an aggregate period of twelve (12) months or more during any consecutive eighteen (18) month period, and
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which in light of the position held by you cannot be accommodated without causing undue hardship to the Company. If there is any disagreement between the Company and you as to your Disability or as to the date any such Disability began or ended, such disagreement will be determined by a physician mutually acceptable to the Company and you whose determination will be conclusive evidence of any such Disability and of the date any such Disability began or ended.
(e)    “Intellectual Property” shall mean all common law, statutory and other intellectual and industrial property rights including, without limiting the generality of the foregoing:
(i)    rights to any patents, trademarks, service marks, trade names, domain names, copyright, database rights, designs, industrial designs, trade secrets, integrated circuit rights and topography rights; and
(ii)    all domestic and foreign registrations, applications, divisionals, continuations, continuations in-part, re-examinations and renewals thereof.
(f)    “Person” means a natural person, partnership, limited partnership, limit liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.
(g)    “Territory” shall be defined as within 20-mile radius of any medical imaging center operated or managed by the Company, directly or indirectly.
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